CH ENERGY GROUP, INC.
Computation of Ratio of Earnings to Fixed Charges	EXHIBIT 12 (i)

			2008			2007		Year Ended December 31,

			3 Months Ended Sep 30	9 Months Ended Sep 30	12 Months Ended Sep 30	3 Months Ended Sep 30	9 Months Ended Sep 30	2007	2006	2005	2004	2003

		Earnings: ($000)
A.		Net income from Continuing Operations	$2,885	$23,856	$35,276	$4,329	$31,216	$42,636	$43,084	$44,291	$42,423	$43,985
B.		Preferred Stock Dividends	242	727	970	242	727	970	970	970	970	1,387
C.		Federal and State Income Tax	1,193	14,102	19,859	1,885	16,141	21,898	23,769	25,819	31,256	30,435
	Less	Income from Equity Investments	123	459	639	171	1,715	1,895	1,810	1,456	922	865
	Plus	Cash Distribution from Equity Investments	913	2,294	2,978	922	2,743	3,427	1,005	1,833	1,776	1,249

D.		Earnings before Income Taxes and Equity Inv.	$5,110	$40,520	$58,444	$7,207	$49,112	$67,036	$67,018	$71,457	$75,503	$76,191

E.		Fixed Charges
		Interest on Mortgage Bonds	—	—	—	—	—	—	—	—	—	570
		Interest on Other-Long-Term Debt	4,926	15,064	20,114	4,616	13,603	18,653	16,425	13,826	11,488	10,699
		Other Interest	1,413	3,826	4,903	1,323	3,302	4,379	3,622	2,577	5,517	9,828
		Interest Portion of Rents(1)	327	979	1,366	297	891	1,278	1,112	1,077	1,192	1,040
		Amortization of Premium & Expense on Debt	244	732	975	236	720	963	991	1,043	1,066	1,159
		Preferred Stock Dividends Requirements of Central Hudson	375	1,136	1,486	363	1,066	1,423	1,409	1,458	1,594	2,243

		Total Fixed Charges	$7,285	$21,737	$28,844	$6,835	$19,582	$26,696	$23,559	$19,981	$20,857	$25,539

	Less	Preferred Stock Dividends Requirements of Central Hudson	375	1,136	1,486	363	1,066	1,423	1,409	1,458	1,594	2,243

F.		Total Earnings	$12,020	$61,121	$85,802	$13,679	$67,628	$92,309	$89,168	$89,980	$94,766	$99,487

		Preferred Dividend Requirements:
G.		Allowance for Preferred Stock Dividends Under IRC Sec. 247	$242	$727	$970	$242	$727	$970	$970	$970	$970	$1,387
H.		Less Allowable Dividend Deduction	(32)	(96)	(127)	(32)	(96)	(127)	(127)	(127)	(127)	(127)

I.		Net Subject to Gross-Up	210	631	843	210	631	843	843	843	843	1,260
J.		Ratio of Earnings before Income Taxes and Equity Inv. To Net Income (D/(A+B))	1.634	1.648	1.612	1.577	1.537	1.537	1.521	1.579	1.740	1.679

K.		Preferred Dividend (Pre-tax) (I x J)	343	1,040	1,359	331	970	1,296	1,282	1,331	1,467	2,116
L.		Plus Allowable Dividend Deduction	32	96	127	32	96	127	127	127	127	127

M.		Preferred Dividend Factor	375	1,136	1,486	363	1,066	1,423	1,409	1,458	1,594	2,243

N.		Ratio of Earnings to Fixed Charges (F/E)	1.6	2.8	3.0	2.0	3.5	3.5	3.8	4.5	4.5	3.9

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.